Exhibit 10.91

PUGET ENERGY, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

TO:   Stephen P. Reynolds

        We are pleased to inform you that you have been granted an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) by Puget Energy, Inc., a Washington corporation (the “Company”).

        The terms of the Award are as set forth in this Restricted Stock Unit Award Agreement (this “Agreement”). The Award is granted outside the Company’s Amended and Restated 1995 Long-Term Incentive Compensation Plan (the “Plan”) but, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan. Capitalized terms that are not defined in this Agreement but defined in the Plan have the meanings given to them in the Plan.

        The basic terms of the Award are summarized as follows:

1.     Number of Units:    10,000

2.     Grant Date:    January 8, 2004

3.     Vesting

        The Restricted Stock Units are subject to forfeiture upon varying circumstances relating to your termination of employment with the Company. The Restricted Stock Units will vest and become payable according to the following schedule:

Date on Which Portion of Award Vests and Becomes Payable	% of Award Vested and Payable
One year from Grant Date	0%
Two years from Grant Date	0%
Three years from Grant Date	20%
Four years from Grant Date	50%
Five years from Grant Date	100%

4.	Payment of Vested Units

           Within a reasonable period after the Restricted Stock Units become vested and payable, for each vested and payable Restricted Stock Unit, the Company will deliver to you a cash payment equal to the Fair Market Value of one share of Common Stock on the date the Restricted Stock Units become vested and payable.

5.	Termination of Employment; Change of Control

5.1	Termination of Employment

           Except as provided in Section 5.2 below, the Restricted Stock Units subject to forfeiture shall be forfeited by you to the Company upon the termination of your employment for any reason, including without limitation, termination by the Company for Cause (as defined in your Agreement with the Company and Puget Sound Energy, Inc. dated as of January 7, 2002 (the “Agreement”)), voluntary resignation by you or the occurrence of your death or Disability (as defined in the Agreement).

5.2	Change of Control

           Upon a Change of Control (as defined below) of the Company, the vesting of the Restricted Stock Units will accelerate and the Restricted Stock Units become fully vested and payable.

           A Change of Control shall mean the occurrence of any one of the following actions or events:

(i)	The acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 20% or more of either (A) the Company’s outstanding common stock or (B) the Company’s outstanding voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition of securities by the Company, (y) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (1), (2) and (3) of subsection (iii) of this Section 5.2 are satisfied; or

(ii)	A “Board Change” that shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (1) nominated by a majority of the Incumbent Directors nor (2) appointed by directors so nominated (“Incumbent Director” means a member of the Board who has been either (x) nominated by a majority of the directors of the Company then in office or (y) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(iii)	Approval by the shareholders of the Company of a Business Combination (which means (A) a reorganization, exchange of securities, merger, consolidation or other business combination involving the Company or (B) the sale or other disposition of all or substantially all the assets of the Company or Puget Sound Energy) unless after giving effect to such Business Combination and any equity financing completed or contemplated in connection with or as a result of such Business Combination, (1) more than 66-2/3% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company and outstanding voting securities of the Company immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding common stock of the Company and outstanding voting securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the Company resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

6.	Dividend Equivalent Rights

           For each Restricted Stock Unit you hold that has not been forfeited, cancelled or paid out as of the record date of a dividend or distribution paid by the Company on the Common Stock, (a) you shall be entitled to receive cash payments equal to any cash dividends or other distributions paid with respect to a corresponding number of shares of Common Stock at the same time as such dividends or other distributions are paid on the Common Stock and (b) the Fair Market Value of dividends or other distributions paid in shares of Common Stock shall be converted into Restricted Stock Units (the “Dividend RSUs”) and such Dividend RSUs shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units to which they relate.

7.	Transfer Restrictions

           Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of the Restricted Stock Units shall be strictly prohibited and void.

8.	Independent Tax Advice

           You acknowledge that determining the actual tax consequences to you of receiving the Award and the cash payable in connection with the Restricted Stock Units may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Award and the cash payable upon the payment of dividend equivalent rights of the vesting of the Restricted Stock Units. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Award in light of your specific situation or have had the opportunity to consult with such a tax advisor but have chosen not to do so.

9.	Tax Withholding

           You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise either upon receipt of the Award or upon any distribution hereunder.

10.	General Provisions

10.1	Notices

           Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated in this Agreement or at such other address as such party may designate by ten days’ advance written notice under this Section 10.1 to all other parties to this Agreement.

10.2	No Waiver

           No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.3	Undertaking

           You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Award pursuant to the express provisions of this Agreement.

10.4	Entire Contract

           This Agreement, the Plan and the Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

10.5	No Rights as Shareholder

           You shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units.

10.6	Successors and Assigns

           The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.7	Counterparts

           This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

10.8	Governing Law

           This Agreement will be governed by and construed in accordance with the laws of the State of Washington.

           IN WITNESS WHEREOF, the parties have executed this Agreement dated January 8, 2004.

PUGET ENERGY, INC.
By:	/s/ Michelle Clements

Title:	Vice President, Human Resources & Labor Relations

STEPHEN P. REYNOLDS

/s/ Stephen P. Reynolds
Printed Name:	/s/ Stephen P. Reynolds